Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lindsay S. Bixler
Executive Vice President and Chief Financial Officer

(610) 215-2327

PB BANKSHARES, INC. ANNOUNCES 2022 THIRD QUARTER AND YEAR TO DATE FINANCIAL RESULTS

Coatesville, Pennsylvania, October 26, 2022 — PB Bankshares, Inc. (the “Company”) (NASDAQ: PBBK), the holding company for Presence Bank (the “Bank”), reported unaudited net income of $414,000 for the third quarter ended September 30, 2022 and $1,006,000 for the nine months ended September 30, 2022 compared to $210,000 and $540,000, respectively, for the same periods in 2021. Earnings per share (EPS) were $0.16 for the third quarter 2022 and $0.39 for the first nine months of 2022 compared to $0.08 and $0.21, respectively, for the same periods in 2021.

Income Statement

Net interest income was $3.0 million for the three months ended September 30, 2022 and $7.7 million for the nine months ended September 30, 2022 compared to $2.1 million and $5.7 million, respectively, for the same periods in 2021. The period over period increases of 41.7% for the three and 34.8% for the nine months ended September 30, 2022 were primarily due to the increase in interest income on loans and securities driven by the increase in average loans and securities as well as cash and federal funds sold interest income as a result of rising interest rates, partially offset by an increase in borrowings interest expense.

The Company recorded a provision for loan losses of $346,000 for the three months ended September 30, 2022 and $639,000 for the nine months ended September 30, 2022 compared to $83,000 and $221,000, respectively, for the same periods in 2021.  The increase in the provision for loan losses for both the three and nine months ended September 30, 2022 compared to the same periods in 2021 was primarily due to loan growth during the current periods. Management is focused on strengthening our balance sheet by funding the allowance by levels supported by our allowance methodology due to the uncertainty of the impact of the rapid increase in interest rates. The allowance for loan losses was $3.8 million, or 1.24%, of loans outstanding at September 30, 2022 and $3.1 million, or 1.24%, of loans outstanding at December 31, 2021. Total non-performing assets decreased 18.8% to $1.3 million at September 30, 2022 from $1.7 million at December 31, 2021.  The non-performing assets to total assets ratio improved by 16 basis points to 0.36% from 0.52% as of September 30, 2022 and December 31, 2021, respectively.

Noninterest income was $141,000 for the three months ended September 30, 2022 and $410,000 for the nine months ended September 30, 2022 compared to $186,000 and $537,000, respectively, for the same periods in 2021. The primary reason for the decrease in noninterest income for both the three and nine months ended September 30, 2022 was due to an unrealized loss on equity investments due to the decrease in market value of the associated asset (Community Reinvestment Act equity investment) of $33,000 for the third quarter 2022 and $100,000 for the nine months

Exhibit 99.1

ended September 30, 2022, compared to $8,000 of income and $6,000 of loss for the same periods in 2021.

Noninterest expense was $2.3 million for the three months ended September 30, 2022 and $6.2 million for the nine months ended September 30, 2022 compared to $2.0 million and $5.4 million, respectively, for the same periods in 2021. The increase period over period for both the three and nine months ended September 30, 2022 was primarily due to an increase in salaries and employee benefits (Employee Stock Ownership Plan expense was $137,000 for 2022 year to date compared to $77,000 in 2021 for the same period due to adoption of the Plan during the third quarter of 2021), professional fees (public company expense was $140,000 for 2022 year to date compared to $47,000 in 2021 for the same period given the Company was not yet a public company until the third quarter of 2021) and Pennsylvania shares tax was $247,000 year to date 2022 versus zero in 2021 for the same period due to the mutual to stock conversion.

Paycheck Protection Program

The Bank originated approximately $6.0 million of Paycheck Protection Program (“PPP”) loans in the first and second quarters of 2021.  As of January 31, 2022, all PPP loans originated by the Bank were fully forgiven. There was no PPP income recognized in the three months ended September 30, 2022 and $28,000 of loan income (interest and fees, net) for PPP loans was recognized during the nine months ended September 30, 2022 compared to $133,000 and $192,000, respectively, for the same periods in 2021.

Balance Sheet

Total assets increased $61.8 million or 19.6% to $376.7 million at September 30, 2022 from $314.9 million at December 31, 2021. The increase in assets was primarily due to increases in net loans receivable and debt securities available-for-sale. Gross loans increased $53.1 million or 21.0% to $306.1 million at September 30, 2022 from $253.0 million at December 31, 2021, primarily as a result of the increases in the commercial and construction real estate portfolios as the Bank continues its focus on commercial lending. Debt securities available-for-sale increased as a result of additional treasury securities purchased during the first nine months of 2022. Deposits increased by $38.5 million to $289.6 million at September 30, 2022 from $251.1 million at December 31, 2021 principally as a result of organic deposit gathering strategies. Stockholders’ equity decreased $1.2 million to $44.6 million at September 30, 2022 from $45.8 million at December 31, 2021 as a result of accumulated other comprehensive loss on the debt securities available-for-sale portfolio resulting from the increase in market interest rates and stock buybacks of 37,789 shares for $498,000 in the third quarter of 2022, partially offset by current period net income. The remaining weighted average life of our debt securities available for sale portfolio is 2.07 years at September 30, 2022.

Exhibit 99.1

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.

These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for loan losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; the effects of the COVID-19 pandemic; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company and the Bank caution prospective investors not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About PB Bankshares, Inc. and Presence Bank

PB Bankshares, Inc. is the holding company for Presence Bank. Presence Bank was founded in 1919 and currently operates four banking offices and two loan production offices in Chester, Lancaster and Dauphin Counties, Pennsylvania.

Exhibit 99.1

PB Bankshares, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

Earnings Summary (for the three months ended)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021

Interest and dividend income	$3,683	$3,151	$2,784	$2,695	$2,647
Interest expense	695	658	584	533	538
Net interest income	2,988	2,493	2,200	2,162	2,109
Provision for loan losses	346	203	90	66	83
Noninterest income	141	147	122	253	186
Noninterest expense	2,271	2,009	1,932	2,048	1,955
Income before income taxes	512	428	300	301	257
Income taxes	98	81	55	56	47
Net income	414	347	245	245	210

Earnings per common share - basic and diluted	$0.16	$0.14	$0.10	$0.10	$0.08

Earnings Summary (for the nine months ended)
	September 30,	September 30,
	2022	2021

Interest and dividend income	$9,618	$7,365
Interest expense	1,936	1,665
Net interest income	7,682	5,700
Provision for loan losses	639	221
Noninterest income	410	537
Noninterest expense	6,213	5,362
Income before income taxes	1,240	654
Income taxes	234	114
Net income	1,006	540

Earnings per common share - basic and diluted	$0.39	$0.21

Exhibit 99.1

Balance Sheet Highlights (as of)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021

Total assets	$376,739	$396,067	$368,360	$314,929	$312,486
Cash and cash equivalents	22,738	45,437	54,797	26,864	46,002
Debt securities available-for-sale, at fair value	37,239	43,049	24,067	25,649	27,082
Loans receivable, net of allowance for loan losses	301,381	291,680	274,637	249,196	225,948
Deposits	289,628	309,013	286,112	251,130	248,547
Total stockholders’ equity	44,618	45,161	45,224	45,834	45,535
Accumulated other comprehensive (loss)	(2,006)	(1,547)	(1,137)	(282)	(186)

Performance Ratios (as of and for the three months ended)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021

Return on average assets (annualized)	0.36%	0.33%	0.29%	0.26%	0.24%
Return on average equity (annualized)	2.95%	2.61%	2.17%	2.61%	2.91%
Net interest margin (annualized)	2.85%	2.68%	2.66%	2.69%	2.65%
Allowance to non-accrual loans	281.98%	211.89%	205.46%	190.26%	181.53%
Allowance to total loans outstanding at the end of the period	1.24%	1.16%	1.16%	1.24%	1.34%
Net (charge-offs) recoveries to average loans outstanding during the period	—%	—%	—%	—%	—%
Total non-performing loans to total loans	0.44%	0.55%	0.61%	0.65%	0.74%
Total non-accrual loans to total loans	0.44%	0.55%	0.57%	0.65%	0.74%
Total non-performing assets to total assets	0.36%	0.41%	0.46%	0.52%	0.54%
Tier 1 capital (to average assets)	9.73%	9.74%	10.69%	11.65%	11.17%
Book value per common share	$16.29	$16.26	$16.28	$16.50	$16.40
Tangible book value per common share*	$16.29	$16.26	$16.28	$16.50	$16.40
Tangible book value per common share (excluding accumulated other comprehensive loss)*	$17.02	$16.82	$16.69	$16.60	$16.46

Exhibit 99.1

*Non-GAAP Financial Measure Reconciliation

The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible book value and tangible book value excluding accumulated other comprehensive loss and calculates our tangible book value per common share. Book value is equal to tangible book value due to the Company having no intangible assets.

	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021

Tangible common equity is equal to total stockholders' equity	$44,618	$45,161	$45,224	$45,834	$45,535
Adjustment for accumulated other comprehensive (loss)	$(2,006)	$(1,547)	$(1,137)	$(282)	$(186)
Tangible equity excluding accumulated other comprehensive loss	$46,624	$46,708	$46,361	$46,116	$45,721
Common shares outstanding	2,739,461	2,777,250	2,777,250	2,777,250	2,777,250
Tangible book value per common share	$16.29	$16.26	$16.28	$16.50	$16.40
Tangible book value per common share excluding accumulated other comprehensive loss	$17.02	$16.82	$16.69	$16.60	$16.46